EXHIBIT 99.1

Crown Media Holdings Announces Revenue Increase of 62%
for Third Quarter of 2005

STUDIO CITY, CA. – November 7, 2005 - Crown Media Holdings, Inc. (NASDAQ: CRWN) today reported its operating results for the three and nine months ended September 30, 2005.

Operating Highlights for the Quarter

•                  Revenue growth.  Crown Media’s net revenue in the third quarter of 2005 increased 62% to $50.7 million, from $31.3 million in the prior year’s third quarter. This significant improvement was due to growth in advertising revenues of 37% to $33.6 million and an increase in subscriber fee revenues of 90% to $4.6 million.  In addition, the Company was successful in sublicensing Little House on the Prairie to TV Land for $10.0 million.

•                  Subscriber increase.  Hallmark Channel U.S. subscribers increased 9% to 69.2 million as of September 30, 2005, from 63.4 million subscribers as of September 30, 2004.  Since the beginning of 2005, Hallmark Channel has added nearly 5.0 million new subscribers, maintaining its steady growth even at its higher penetration levels.  Subsequent to the end of the quarter, the channel crossed a new milestone by surpassing 70 million subscribers.  Since Hallmark Channel’s launch in August 2001, distribution has increased by over 50 million subscribers with new launches and the conversion of part-time to full-time subscribers, making the channel the fastest growing cable network during the four-year period.

•                  Highest rated quarter.  Led by record ratings for the months of August and September, Hallmark Channel delivered its highest quarter ever for the third quarter of 2005.  A strong slate of original movies combined with aggressive counter-programming helped maintain the channel’s top 10 ranking for Total Day household ratings for the third quarter among all ad-supported cable networks.  The channel also recorded its highest quarter in the delivery of its key demographic groups of adults, 18-49, for both total day and prime time, ranking second in percentage growth in this group over the past year among non-news networks.

•                  Original movies drive record ratings.  Hallmark Channel continues to produce and air more original movies than any ad-supported cable network, with seven premieres in the third quarter alone.  New additions to the channel’s Mystery Movie franchise, the classic Jules Verne’s Mysterious Island, and the first-ever U.S. televised production on the life of the late Pope John Paul II, are just some of the originals that contributed to the quarter’s success.

•                  Exploration of strategic alternatives.  On August 18, 2005, the Company announced that it has been authorized by its Board of Directors to explore strategic alternatives for the Company, including a potential sale of the Company to a third party.  A Special

Committee of independent directors of the Board of Directors is overseeing this process, which continues at a satisfactory pace.

 “Results for the third quarter demonstrate continued strength and success in the fundamentals of our operating business,” stated David Evans, President and CEO of Crown Media.  “Our programming strategy of high quality originals and classic series continues to drive growth in ratings and advertising revenues.  As our waived subscriber fee periods expire, we are seeing significant growth in subscriber fee revenues.  In addition, we were successful this quarter in monetizing one of our licensed series, while retaining the airing windows that were valuable to us.

“As a top ten ad-supported cable channel now in 71 million homes, with record ratings and revenues for the quarter, we have made tremendous progress since our launch four years ago.  I am confident that in the fourth quarter, typically our strongest of the year, we will continue to deliver solid results for a record year.  We are well-positioned to take full advantage of the opportunities the marketplace has to offer our Company in order to propel it to the next level of growth and success.  We are committed to pursuing these options, while maintaining our focus on delivering the positive results we have been able to achieve in every quarter since our launch in 2001.”

Financial Results

Historical financial information is provided in tables at the end of this release.  In connection with the sale of the international business which was completed on April 26th, 2005, the operating results of the international business have been classified as discontinued operations in the accompanying statements of operations and for all cash flow information contained herein for the three and nine months ended September 30, 2005.

Operating Results

Crown Media reported revenue of $50.7 million for the third quarter of 2005, a 62% increase from $31.3 million for the third quarter of 2004. Subscriber fee revenue in the third quarter increased 90% to $4.6 million, from $2.4 million in the prior year’s quarter, primarily as a result of the increase in distribution and the ending of waived subscriber fee periods for certain of our domestic distributors.  Advertising revenue increased 37% to $33.6 million during the quarter, from $24.6 million in the third quarter of 2004, reflecting the growth in subscribers, an increase in ratings and higher advertising rates and volume. Licensing fees for our film library decreased to $2.1 million during the quarter, from $4.3 million in the prior year’s quarter.  Generally, a significant part of our library sales occurs in the fourth quarter.    Sublicense fees and other revenue was $10.5 million primarily due to the sub-licensing of Little House on the Prairie to a third party.

Crown Media reported revenue of $136.9 million for the nine months ended September 30, 2005, a 45% increase from $94.6 million for the prior year’s period. Subscriber fee revenue for the nine months ended September 30, 2005, increased 83% to $13.4 million, from $7.3 million in the prior year’s period.  Advertising revenue increased 41% to $105.6 million during the nine months ended September 30, 2005, from $74.8 million in the prior year’s period. Licensing fees for our film library decreased to $7.4 million during the nine months ended September 30, 2005, from $12.6 million in the prior year’s period. Sublicense fees and other revenue was $10.7 million due primarily to the sub-licensing of Little House on the Prairie to a third party.

For the third quarter of 2005, cost of services increased 43% to $77.9 million from $54.6 million during the same quarter of 2004. Within cost of services, programming expenses increased 35% quarter over quarter to $29.2 million, because of the continued licensing of higher quality programming for our domestic channels, including M*A*S*H, Judging Amy, Mystery Movies and JAG, and the related amortization.

For the third quarter of 2005, impairment of film assets totaled $22.9 million.  The impairment is the result of our film by film review of the film library based upon current projections for sales and internal use.  Under accounting principles generally accepted in the U.S., following a film by film review, to the extent that the net book value is greater than the fair value on a specific film, that film is written down to its fair value.  However, films where the fair value is greater than the net book value are not permitted to be adjusted upwards.  For the three months ended September 30, 2005, amortization of film assets increased to $13.8 million from $3.9 million during the same quarter of 2004 primarily due to an increase in the internal use of the library assets by the Hallmark Movie Channel and the recalculation of costs of sales from the period January 1, 2005, through September 30, 2005 related to the impairment of film assets.

Subscriber acquisition fee expense was $8.7 million in the third quarter of 2005 versus $6.8 million in the same period of 2004. Our domestic subscribers increased from 63.4 million at September 30, 2004, to 69.2 million at September 30, 2005, and the Company incurred additional subscriber acquisition fees related to this increase.  The Company amortizes these costs over the remaining life of the distribution agreement, which has resulted in a 28% increase in our subscriber acquisition fee amortization expense for the period ended September 30, 2005, as compared to the prior year period. Other cost of services increased 9% from $3.0 million to $3.2 million for the third quarter of 2005.

Selling, general and administrative expenses increased to $15.8 million for the three months ended September 30, 2005, from $13.1 million in the year earlier period primarily due to an increase in consulting expense and audit fees associated with our requirements under Sarbanes-Oxley, as well as administrative and legal matters associated with the timing of our periodic filings with the SEC and compensation expenses associated with restricted stock units.  Marketing expenses increased to $1.8 million for the three months ended September 30, 2005, from $912,000 in the year earlier period.

For the nine months ended September 30, 2005, cost of services increased 51% to $178.4 million from $118.1 million during the prior year’s period. Within cost of services, programming expenses increased 41% period over period to $85.6 million.  For the third quarter of 2005, an impairment of film assets of $22.9 million was recorded. For the nine months ended September 30, 2005, amortization of film assets increased to $33.2 million from $12.5 million during the same period of 2004.  Subscriber acquisition fee expense was

$26.9 million for the nine months ended September 30, 2005, versus $18.4 million in same period of 2004. Other cost of services increased 37% from $7.1 million to $9.7 million for the nine months ended September 30, 2005, due to $868,000 of depreciation related to a new capital lease and a $1.8 million increase in bad debt expense.  Selling, general and administrative expenses increased to $42.6 million for the nine months ended September 30, 2005, from $36.2 million in the year earlier period.  Marketing expenses increased to $19.1 million for the nine months ended September 30, 2005, from $11.2 million in the year earlier period primarily due to the 2005 Mystery Movie marketing campaign for Hallmark Channel.

Adjusted EBITDA totaled $7.3 million for the third quarter of 2005, compared to an Adjusted EBITDA of $644,000 for the same period last year. Cash used in continuing operating activities totaled $31.0 million for the third quarter of 2005 compared to $5.9 million for the same period last year.  The net loss for the three month period ended September 30, 2005, totaled $65.8 million, or $0.63 per share, compared to $105.8 million, or $1.01 per share, in the third quarter of 2004.  Starting with the three and nine months ended September 30, 2005, the methodology used to calculate Adjusted EBITDA has been changed to make it consistent with the manner in which it is calculated in the Company’s bank credit agreement.  This methodology adds back non-cash expenses and other items including the impairment of film assets and cash and non-cash items related to the sale of the international business.  See “Use of Adjusted EBITDA” below and the reconciliation to GAAP net income in “Selected Third Quarter Unaudited Financial Information” below.

Adjusted EBITDA loss totaled $428,000 for the nine months ended September 30, 2005, compared to an Adjusted EBITDA loss of $1.0 million for the same period last year. Cash used in continuing operating activities totaled $128.8 million for the nine months ended September 30, 2005, compared to $21.6 million for the same period last year. The net loss for the nine month period ended September 30, 2005, totaled $173.0 million, or $1.65 per share, compared to $187.8 million, or $1.80 per share, in the prior year’s period.

Conference Call and Webcast to be Held Monday, November 7th at 11:00 a.m. ET

Crown Media Holdings’ management will conduct a conference call this morning at 11:00 a.m. Eastern Time to discuss the results of the third quarter of 2005.  Investors and interested parties may listen to the call via a live webcast accessible through the investor relations’ section of the Company’s web site at www.hallmarkchannel.com, or by dialing (888) 339-2688 (Domestic) or (617) 847-3007 (International) and requesting the “Crown Media Third Quarter Earnings” call.  For those listeners accessing the call through the Company’s website, please register and download audio software at the site at least 15 minutes prior to the start time.  The webcast will be archived on the site, while a telephone replay of the call is available for 7 days beginning at 1:00 p.m. Eastern Time, November 7, at 888-286-8010 or 617-801-6888 (international callers), using reservation number 94413458.

About Crown Media Holdings

Crown Media Holdings, Inc. (NASDAQ: CRWN) owns and operates cable television channels dedicated to high quality, broad appeal, entertainment programming.  The Company currently operates and distributes Hallmark Channel in the U.S. to 71 million subscribers.  Through its subsidiary, Crown Media Distribution, LLC, Crown also distributes titles in the U.S. from its award-winning collection of movies, mini-series and films for exhibition in a variety of television media including broadcast, cable, video-on-demand and high definition television.  Significant investors in Crown Media Holdings include: Hallmark Entertainment Holdings, Inc., a subsidiary of Hallmark Cards, Incorporated, Liberty Media Corp., and J.P. Morgan Partners (BHCA), LP, each through their investments in Hallmark Entertainment Investments Co.; VISN Management Corp., a for-profit subsidiary of the National Interfaith Cable Coalition; and The DIRECTV Group, Inc.

Forward-looking Statements

Statements contained in this press release may contain forward-looking statements as contemplated by the 1995 Private Securities Litigation Reform Act that are based on management’s current expectations, estimates and projections.  Words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” variations of such words and similar expressions are intended to identify such forward-looking statements.  Forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those projected or implied in the forward-looking statements.  Such risks and uncertainties include: competition for distribution of channels, viewers, advertisers, and the acquisition of programming; fluctuations in the availability of programming; fluctuations in demand for the programming Crown Media airs on its channels; Crown Media’s ability to address its liquidity needs; Crown Media’s incurrence of losses; and Crown Media’s substantial indebtedness affecting its financial condition and results; and other risks detailed in the Company’s filings with the Securities and Exchange Commission, including the Risk Factors stated in the Company’s 10-K Report for the year ended December 31, 2004 and 10-Q Report for the quarter ended June 30, 2005.  Crown Media Holdings is not undertaking any obligation to release publicly any updates to any forward looking statements to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

Use of Adjusted EBITDA

Crown Media evaluates operating performance based on several factors, including Adjusted EBITDA .  We have revised our calculation of Adjusted EBITDA since our report on 2005 second quarter results so that it follows the definition of EBITDA in our bank credit agreement as amended in March, 2005.  The revised calculation adds back to net loss impairment of film assets, other non-cash expenses and other items mentioned below.

Our measure of Adjusted EBITDA differs from the normal definition of EBITDA (earnings before interest, taxes, depreciation and amortization) used by most companies. We define Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization, subscriber acquisition fee amortization, amortization of film assets, impairment charges, other non-cash expenses and all cash and non-cash items related to the sale of our international business in April, 2005. For this purpose, restricted stock unit compensation and retention program are treated as non-cash items, although they may result in cash payments during subsequent periods.  Our credit facility contains a covenant that uses this adjusted EBITDA measure.  Our bank credit facility is material because it is a significant part of our liquidity and liabilities, and compliance with the covenants is an important part of the requirements of our credit facility.  This covenant requires the Adjusted EBITDA for each consecutive rolling four quarter period be not greater than a $5 million loss.  See “Selected Third Quarter Unaudited Financial Information” below for a reconciliation to GAAP net income.  Consequently, management views Adjusted EBITDA as a critical measure of our operating performance to meet our debt covenants and monitors this measure closely. We disclose Adjusted EBITDA so that our investors can have some of the same information available to our management to evaluate their investment in our Company.

We also believe that an Adjusted EBITDA provides an indication of the Company’s ability to generate cash flows from operating activities since our non-cash expenses are excluded from our calculation of Adjusted EBITDA. A significant portion of the Company’s cost structure relates to the amortization of film assets and subscriber acquisition costs, which are significant non-cash charges. The Adjusted EBITDA calculation allows the Company to assess how much is available to pay debt service and gives a further indication of how much remains to fund discretionary expenditures such as the acquisition of programming or additional subscriber base. However, Adjusted EBITDA should be considered in addition to, not as a substitute for, historical operating income or loss, net loss, cash flow from operations and other measures of financial performance reported in accordance with accounting principles generally accepted in the United States.

Adjusted EBITDA differs significantly from cash flows from operating activities reflected in the consolidated statement of cash flows. Cash flow from operating activities is net of interest and taxes paid and is a more comprehensive determination of periodic income on a cash basis, exclusive of non-cash items of income and expenses such as depreciation, amortization, loss from discontinued operations and impairment of film assets. In contrast, Adjusted EBITDA is derived from accrual basis income and is not reduced for cash invested in working capital. Consequently, Adjusted EBITDA is not affected by the timing of receivable collections or when accrued expenses are paid. We are not aware of any uniform standards for determining EBITDA or our Adjusted EBITDA and believe that our calculation of Adjusted EBITDA is probably calculated differently than presentations of EBITDA by other entities because our calculation is based upon the definition in a bank credit agreement.

For additional information, please contact:

Mindy Tucker

IR Focus

914.725.8128

mindy@irfocusllc.com

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004
Revenues:
Subscriber fees	$4,554	$2,398	$13,357	$7,285
Advertising	33,275	24,305	104,243	73,706
Advertising by Hallmark Cards	285	256	1,310	1,050
Film asset license fees	2,102	4,336	7,354	12,589
Sublicense fees and other revenue	10,454	—	10,667	—
Total revenue	50,670	31,295	136,931	94,630
Cost of services:
Affiliate programming	10,574	7,947	30,667	23,182
Non-affiliate programming	18,622	13,689	54,964	37,530
Amortization of film assets	13,830	3,865	33,175	12,542
Impairment of film assets	22,939	19,321	22,939	19,321
Subscriber acquisition fee amortization	8,688	6,780	26,891	18,355
Other cost of services	3,212	2,953	9,738	7,126
Total cost of services	77,865	54,555	178,374	118,056
Selling, general & administrative expenses	15,837	13,096	42,608	36,203
Marketing expense	1,832	912	19,082	11,248
Depreciation and amortization	993	1,531	3,525	4,842
Loss from continuing operations before interest expense	(45,857)	(38,799)	(106,658)	(75,719)
Interest expense	(19,346)	(15,140)	(53,686)	(43,751)
Income tax provision	(4)	—	(10)	—
Loss from continuing operations	(65,207)	(53,939)	(160,354)	(119,470)
Loss from discontinued operations	—	(51,823)	(10,666)	(68,355)
Loss from sale of discontinued operations	(615)	—	(1,964)	—
Net loss	$(65,822)	$(105,762)	$(172,984)	$(187,825)
Net loss per share	$(0.63)	$(1.01)	$(1.65)	$(1.80)
Weighted average shares outstanding	104,656	104,533	104,580	104,533

Crown Media Holdings, Inc.

Unaudited Consolidated Balance Sheet Data

(In thousands, except share data)

	As of September 30,	As of December 31,
	2005	2004

ASSETS

Cash and cash equivalents	$9,365	$12,102
Accounts receivable, less allowance for doubtful accounts of $3,235 and $6,695, respectively	54,726	75,459
Program license fees – affiliates	29,853	40,048
Program license fees - non-affiliates	60,387	78,823
Subtitling and dubbing	—	1,143
Receivable from affiliate	23,190	16,644
Receivable from Sparrowhawk	1,928	—
Prepaid and other assets	11,321	13,887
Total current assets	190,770	238,106
Accounts receivable	14,746	6,798
Program license fees – affiliates	65,136	59,987
Program license fees - non-affiliates	141,971	135,372
Subtitling and dubbing	—	1,583
Film assets, net	400,421	599,013
Subscriber acquisition fees, net	90,265	120,013
Property and equipment, net	19,736	32,829
Goodwill	314,033	314,033
Prepaid and other assets	12,893	5,034
Total assets	$1,249,971	$1,512,768

LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)

LIABILITIES
Accounts payable and accrued liabilities	$20,534	$40,228
Accrued restricted stock units	9,312	13,649
Subscriber acquisition fees payable	12,028	35,223
License fees payable to affiliates	1,453	—
License fees payable to non-affiliates	65,907	79,815
Payables to affiliates	15,892	13,512
Payable to Sparrowhawk	7,956	—
Credit facility and interest payable	180,172	479
Capital lease obligations	598	2,276
Deferred revenue	1,076	612
Deferred credit from transition services agreement	1,323	—
Total current liabilities	316,251	185,794
Accrued liabilities	23,766	21,617
Subscriber acquisition fees payable	—	678
License fees payable to affiliates	146,414	151,980
License fees payable to non-affiliates	129,920	111,761
Line of credit and interest payable to HC Crown	85,976	81,067
Payable to Hallmark Entertainment affiliates	70,000	100,000
Payable to Sparrowhawk	9,254	—
Senior unsecured note to HC Crown, including accrued interest	496,868	460,930
Credit facility	—	310,000
Capital lease obligations	16,329	22,817
Company obligated mandatorily redeemable preferred interest	13,668	11,488
Deferred credit from transition services agreement	5,500	—
Total liabilities	1,313,946	1,458,132
Commitments and contingencies
STOCKHOLDERS’ EQUITY (DEFICIT)
Class A common stock, $.01 par value; 200,000,000 shares authorized; 74,053,621 and 73,863,037 shares issued and outstanding as of September 30, 2005 and December 31, 2004	741	739
Class B common stock, $.01 par value; 120,000,000 shares authorized; 30,670,422 shares issued and outstanding as of September 30, 2005 and December 31, 2004	307	307
Paid-in capital	1,423,255	1,365,450
Accumulated other comprehensive income	—	3,434
Accumulated deficit	(1,488,278)	(1,315,294)
Total stockholders’ equity (deficit)	(63,975)	54,636
Total liabilities and stockholders’ equity (deficit)	$1,249,971	$1,512,768

Crown Media Holdings, Inc.

Selected Third Quarter Unaudited Financial Information

($ in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net loss	$(65,822)	$(105,762)	$(172,984)	$(187,825)
Loss from discontinued operations	—	51,823	10,666	68,355
Loss on sale of discontinued operations	615	—	1,964	—
Amortization of film assets	13,830	3,865	33,175	12,542
Impairment of film assets	22,939	19,321	22,939	19,321
Subscriber acquisition fee amortization expense (1)	12,106	9,843	36,944	27,324
Depreciation and amortization	1,282	1,531	4,393	4,842
Interest expense	19,346	15,140	53,686	43,751
Restricted stock unit compensation	3,036	2,519	8,265	8,319
Retention program	—	2,364	—	2,364
Amortization of certain program license fees	—	—	514	—
Income tax provision	4	—	10	—
Adjusted earnings before interest, taxes, depreciation amortization and discontinued operations	$7,336	$644	$(428)	$(1,007)

Programming, subtitling and dubbing amortization	28,975	22,089	85,615	61,971
Provision for allowance for doubtful account	(115)	183	1,002	(831)
Changes in operating assets and liabilities:
Additions to program license fees	(28,752)	(30,979)	(113,981)	(58,894)
Additions to subscriber acquisition fees	(2,761)	(9,781)	(7,187)	(23,100)
Change in subscriber acquisition fees payable	1,405	(885)	(23,873)	8,911
Interest paid	(3,589)	(3,710)	(11,668)	(10,453)
Changes in other operating assets and liabilities, net of adjustments above	(33,486)	16,510	(58,278)	1,791
Net cash used in continuing operating activities	$(30,987)	$(5,929)	$(128,798)	$(21,612)

(1) Includes amounts net against subscriber fees revenue.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2005	2004	2005	2004

Net cash used in continuing operating activities	$(30,987)	$(5,929)	$(128,798)	$(21,612)

Net cash provide by (used in) investing activities	(1,827)	93	213,751	(590)

Net cash provided by (used in) financing activities	36,609	15,865	(72,643)	49,465

Net cash used in discontinued operations	—	(11,848)	(14,758)	(24,357)

Effect of exchange rate changes on cash	—	(122)	(289)	357

Net (decrease) increase in cash and cash equivalents	3,795	(1,941)	(2,737)	3,263
Cash equivalents, beginning of period	5,570	9,510	12,102	4,306
Cash equivalents, end of period	$9,365	$7,569	$9,365	$7,569

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